UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	March 19, 2013

HK INTERNATIONAL GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-1380412	20-5308449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 E. Colorado Blvd., Suite 888 Pasadena, CA 91101
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	(626) 683-9120

Loreto Resources Corporation c/o Gottbetter & Partners, LLP 488 Madison Ave., 12th Floor New York, NY 10022
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 22, 2013, we filed a Certificate of Amendment to our Amended and Restated Articles of Incorporation (the “Charter Amendment”) with the Nevada Secretary of State. Reference is made to the disclosure set forth under Item 5.07 below, which disclosure is incorporated herein by reference.

The Charter Amendment is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On March 19, 2013, the holder of 1,300 shares of our Series A convertible preferred stock, $0.001 par value per share (“Series A Preferred Stock”), which are currently convertible into an aggregate of 172,296,604 shares of our common stock, $0.001 par value per share (“Common Stock”), constituting approximately 57.4% of the voting power of our outstanding shares of Common Stock and Series A Preferred Stock voting together as one class, consented to the execution and filing of the Charter Amendment with the Nevada Secretary of State, in order to:

•	change our name to “HK International Group Inc.” (the “Name Change”); and

•	increase our number of authorized shares from 310,000,000 shares consisting of (i) 300,000,000 shares of Common Stock, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), 1,300 shares of which have been designated as Series A Preferred Stock, to 3,000,000,000 shares, consisting of (i) 2,000,000,000 shares of Common Stock, and (ii) 1,000,000,000 shares of Preferred Stock, 1,300 shares of which have previously been designated as Series A Preferred Stock (the “Share Increase”).

The Name Change and Share Increase, as well as the filing of the Charter Amendment, subject to stockholder approval, were previously authorized by our Board of Directors on March 19, 2013.

Item 8.01 Other Events.

In connection with the Name Change, we have submitted to FINRA a voluntary request for the change of our OTC trading symbol. We plan to file an update to disclose our new OTC trading symbol upon our receipt of approval from FINRA.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to Amended and Restated Articles of Incorporation, filed with the Secretary of State of the State of Nevada on March 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2013	HK INTERNATIONAL GROUP INC.

	By:	/s/ Luis Saenz
	Name:	Luis F. Saenz
	Title:	President